Exhibit 10.1

BECKMAN COULTER, INC.

2007 LONG-TERM PERFORMANCE PLAN

1.	Purpose of Plan.

The purpose of this 2007 Long-Term Performance Plan (this “Plan”) of Beckman Coulter, Inc., a Delaware corporation (the “Company”), is to provide incentives and stock-based awards to promote the success of the Company and the interests of its stockholders and to further align the interests of the Company’s stockholders, employees and non-employee directors.

2.	Persons Eligible Under Plan.

Any person who is a director or an officer or employee of the Company or any of its subsidiaries (an “Eligible Person”) shall be eligible to be considered for the grant of one or more awards (as described in Section 5 below) under this Plan.

3.	Stock Subject to Plan.

Subject to the provisions of Section 7, the capital stock that may be delivered under this Plan will be shares of the Company’s Common Stock, par value $0.10 per share (the “Common Shares”). Subject to adjustment as provided in or pursuant to this Section 3 or Section 7:

3.1	Aggregate Share Limits. The maximum number of Common Shares that may be delivered pursuant to all awards granted under this Plan (the “Share Limit”) is equal to the sum of the following:

(1) 3,725,000 1 Common Shares; plus

(2) the number of any shares subject to stock options granted under the Company’s 2004 Long-Term Incentive Plan, as amended (the “2004 Plan”), as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised; plus

(3) the number of any shares of restricted stock or restricted stock units granted under the 2004 Plan that are outstanding and unvested on the Stockholder Approval Date which are forfeited, terminated, cancelled or otherwise reacquired by the Company without having become vested.

3.2

Limits on Awards Other Than Options and Stock Appreciation Rights. Subject to the Share Limit, in no event shall more than 2,235,000[2] Common Shares be available for share awards under this Plan other than grants of stock options or stock appreciation rights (“SARs”).

[1]

The current aggregate Share Limit for this Plan is 2,350,000 shares (excluding shares originally authorized for issuance under the 2004 Plan). Stockholders are being asked to approve amendments to this Plan that would increase this aggregate Share Limit by an additional 1,375,000 shares (so that the new aggregate Share Limit for the plan would be 3,725,000 shares, in addition to the shares originally authorized and not issued under the 2004 Plan as set forth above).

[2]	Stockholders are being asked to approve an increase in this limit from 1,410,000 shares to 2,235,000 shares.

3.3	Limits on Director Awards. Subject to the Share Limit, in no event shall more than 250,000 Common Shares be available for awards to non-employee directors under this Plan. For this purpose, a “non-employee director” is a member of the Board who is not an officer or employee of the Company or any of its subsidiaries.

3.4	Individual Limits. The aggregate number of Common Shares subject to options and SARs granted under this Plan during any calendar year to any individual shall be limited to 500,000. Additional individual limits are set forth in Section 5.2.2.

3.5	ISO Share Limit. The maximum number of Common Shares that may be delivered pursuant to options qualified as incentive stock options under Section 422 of the Internal Revenue Code (“ISOs”) granted under this Plan is subject to the Share Limit in the aggregate and, in the individual case, the applicable limits under Section 422 of the Internal Revenue Code, as amended from time to time (the “Code”).

3.6	Cash Settlement and Termination of Awards - Effect on Share Limits. To the extent that an award is settled in cash or a form other than Common Shares, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan. (For purposes of clarity, if 1,000 dividend equivalent rights are granted under this Plan and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the share limits of this Plan.) To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits of this Plan, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under this Plan with respect to such exercise.) Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award under this Plan, shall not be available for subsequent awards under this Plan. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code and applicable regulations and interpretations thereunder (“Section 162(m)”) with respect to awards intended as performance-based compensation thereunder.

4.	Administrator of Plan.

4.1	The Administrator. With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m), this Plan shall be administered by a committee (the “Committee”) of the Board of Directors of the Company (the “Board”) consisting of two or more outside directors (as this requirement is applied under Section 162(m)). As to other awards, this Plan may be administered by the Board or by one or more duly authorized delegates pursuant to Section 4.5; provided, however, that an award other than a stock option, restricted stock award, or stock appreciation right, and other than for past services, must be approved by the Board or the Committee. (The appropriate acting body, be it the Board or a delegate pursuant to Section 4.5, is referred to as the “Administrator.”) Transactions in or involving awards intended to be exempt under Rule 16b-3 (“Rule 16b-3”) under Section 16 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), must be duly and timely authorized by the Board, a committee of Non-Employee Directors (as this term is used in or under Rule 16b-3), or as otherwise required or permitted thereby.

4.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan within its delegated authority, including, without limitation, the authority to:

(a)	adopt, amend and rescind rules, regulations and procedures relating to this Plan and its administration or the awards granted under this Plan and determine the forms of awards;

(b)	determine which persons meet the requirements of Section 2 hereof for eligibility under this Plan and to which of such persons, if any, awards will be granted under this Plan;

(c)	grant awards to persons determined to be Eligible Persons and determine the terms and conditions of such awards, including but not limited to the number of Common Shares issuable pursuant thereto, the times (subject to Section 5.5) at which and conditions upon which awards become exercisable or vest or shall expire or terminate, the fair market value of the Common Shares or awards from time to time and/or the manner in which it will be determined, and (subject to applicable law) the consideration, if any, to be paid upon receipt, exercise or vesting of awards;

(d)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action;

(e)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof;

(f)	interpret and construe this Plan and the terms and conditions of any award granted hereunder, whether before or after the date set forth in Section 6;

(g)	determine the circumstances under which, consistent with the provisions of Section 8, any outstanding award may be amended; and

(h)	acquire or settle rights under options, SARs or other awards in cash, stock of equivalent value, or other consideration.

All authority granted herein (except as to initial grants under clauses (b) and (c) above) shall remain in effect so long as any award remains outstanding under this Plan.

4.3	Administrator Responsibility and Discretion; No Repricing. Subject to the express provisions of this Plan, the Administrator, in its sole and absolute discretion, shall determine all of the terms and conditions of each award granted under this Plan, which terms and conditions may include, subject to such limitations as the Administrator may from time to time impose, among other things, provisions that:

(a)	permit the recipient of such award to pay the purchase price of the Common Shares or other property issuable pursuant to such award, or any applicable tax withholding obligation upon such issuance or in respect of such award or Common Shares, in whole or in part, by any one or more of the following:

(i)	cash, cash equivalent, or electronic funds transfer,

(ii)	the delivery of previously owned shares of capital stock of the Company (including shares acquired as or pursuant to awards) or other property,

(iii)	a reduction in the amount of Common Shares or other property otherwise issuable pursuant to such award,

(iv)	a cashless exercise, or

(v)	cancellation of indebtedness or conversion of other securities.

(b)	accelerate the receipt and/or vesting of benefits pursuant to the award upon or in connection with (whether before, at the time of or after) the occurrence of a specified event or events, including, without limitation, an event of the type referenced in Section 7, a termination of employment, an event of a personal nature, or otherwise, in any case as deemed appropriate by the Administrator;

(c)	qualify such award as an ISO;

(d)

subject to the no repricing rule set forth at the end of this Section 4.3, adjust the exercisability, term (subject to other limits) or vesting schedule of any or all outstanding awards, adjust the number of Common Shares subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in the circumstances referenced in clause (b) above or in other circumstances or upon the occurrence of other events (including events of a personal nature) as deemed appropriate by the Administrator, by amendment of an outstanding award, by substitution of an outstanding award, by waiver or by other legally valid means (which may result, among other changes, in a greater or lesser number of shares subject to the award, a shorter or longer vesting or exercise period, or, except as provided below, an exercise or purchase price that is higher or lower than the original or prior award), in each case subject to Sections 3 and 8;

(e)	authorize (subject to Sections 7, 8, and 10) the conversion, succession or substitution of one or more outstanding awards upon the occurrence of an event of the type described in Section 7 or in other circumstances or upon the occurrence of other events as deemed appropriate by the Administrator; and/or

(f)	determine the value of and acquire or otherwise settle awards upon termination of employment, upon such terms as the Administrator (subject to Sections 7, 8 and 10) deems appropriate.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.2 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

4.4	Decisions in Good Faith; Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees of and professional advisors to the Company. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted under this Plan in good faith. Any action taken by, or inaction of, the Administrator relating to or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding on all persons.

4.5

Delegation. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan, provided that each designated committee granting any awards hereunder shall consist exclusively of a member or members of the Board. A majority of the members of the acting committee shall constitute a quorum. The vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the committee shall constitute action by the committee. The Board also may delegate different levels of authority to one or more officers of the

Company with administrative and grant authority under this Plan to the extent consistent with Section 157 of the Delaware General Corporation Law or any successor provision. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or to third parties.

4.6	Bifurcation. Notwithstanding anything to the contrary in this Plan, the provisions of this Plan may at any time be bifurcated by the Board or the Administrator in any manner so that provisions of any award agreement (or this Plan) intended or required in order to satisfy the applicable requirements of Rule 16b-3 or Section 162(m), to the extent permitted thereby, are applicable only to persons subject to those provisions and to those awards to those persons intended to satisfy the requirements of the applicable legal restriction.

5.	Awards.

5.1	Type and Form of Awards. All awards shall be evidenced in writing, substantially in the form approved by the Administrator, and executed on behalf of the Company and, if required by the Administrator, by the recipient of the award. The Administrator may authorize any officer (other than the particular recipient) to execute any or all agreements memorializing any grant of an award by the Administrator under this Plan.

The types of awards that the Administrator may grant include, but are not limited to, any of the following, on an immediate or deferred basis, either singly, or in tandem or in combination with or in substitution for, other awards of the same or another type (subject in each case, to the no repricing provisions of Section 4.3): (i) Common Shares, (ii) options, warrants, convertible securities, stock appreciation rights (including limited stock appreciation rights), restricted stock, stock units, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Shares, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof, (iii) any similar securities with a value derived from the value of or related to the Common Shares or other securities of the Company and/or returns thereon, or (iv) cash. Share-based awards may include (without limitation) stock options, stock purchase rights, stock bonuses, stock units (or deferred compensation accounts), stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, or common shares or preferred shares, any of which may be payable in securities of the Company or cash, and may consist of one or more of such features in any combination. Unless the Administrator otherwise provides, awards under this Section 5.1 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more of the performance goals related to the business criteria identified below, shall be deemed Performance-Based Awards under Section 5.2. Options intended as ISOs may be granted only employees of the Company or one of its subsidiaries (within the meaning of Section 424(f) of the Code).

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1 above may be, and options and SARs granted to officers and employees with an exercise price not less than fair market value at the date of grant (“Qualifying Options”) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options, may also depend) on any one or more of the following business criteria: Accounts/Receivable month sales outstanding, debt, debt to EBITDA, EBIT, EBITDA, EPS, EVA, expense reduction, free cash flow, gross margin, interest coverage, inventory, inventory turns, net earnings, operating cash flow, operating income, pre-tax margin, return on assets, return on capital/return on invested capital, return on equity, sales/revenue, stock price appreciation, and working capital improvement, as defined further in Appendix A, in each case relative to a preestablished targeted level or levels (the “performance goals”), on an absolute or relative basis or ratio with other performance-based business criteria, either as reported currency or constant currency, pre-tax or after-tax, before or after special charges, for the Company on a consolidated basis or for one or more subsidiaries, segments, divisions or business units, or any combination of the foregoing. The applicable performance period may range from one to five years. These terms are used as applied under generally accepted accounting principles (if applicable) and in the Company’s financial reporting. The specific performance goals in respect of Performance-Based Awards other than Qualifying Options must be approved by the Administrator in advance of any applicable deadlines under Section 162(m) and while the performance relating to those goals remains substantially uncertain within the meaning thereof.

5.2.1	Class. The eligible class of persons for awards under this Section 5.2 shall be executive officers of the Company and, in the discretion of the Administrator, other employees of the Company who are designated by the Administrator to receive an award under this Section 5.2 because they may be executive officers of the Company by the time their awards are exercised, vested or paid.

5.2.2	Limits. Grants or awards under this Section 5.2 may be paid in cash or shares or any combination thereof. In no event shall share-based Performance-Based Awards (other than Qualifying Options) granted in any calendar year to any Eligible Person under this Plan relate to more than 500,000 Common Shares per person. In no event shall grants to any Eligible Person under this Plan of awards payable only in cash in any calendar year and not related to shares provide for payment of more than $3,500,000 per person. Awards that are cancelled during the fiscal year shall be counted against these limits only to the extent required by Section 162(m).

5.2.3	Certification of Payment. Except as otherwise permitted under Section 162(m), before any Performance-Based Award (other than Qualifying

Options) under this Section 5.2 is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m), the Administrator must certify in writing that the performance goal and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.4	Reservation of Discretion. The Administrator shall have discretion to determine the conditions, restrictions or other limitations, in accordance with the terms of this Plan and Section 162(m), on the payment of individual Performance-Based Awards under this Section 5.2. The Administrator may reserve by express provision in any award agreement the right to reduce the amount payable in accordance with any standards or on any other basis (including the Administrator’s discretion), as the Administrator may impose.

5.2.5	Adjustments. Performance goals or other features of an award under this Section 5.2 may provide that they (i) shall be adjusted to reflect a change in corporate capitalization, a corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing) or a complete or partial corporate liquidation, or (ii) shall be calculated either without regard for or to reflect any change in accounting policies or practices affecting the Company and/or the business criteria or performance goals or targets, or (iii) shall be adjusted for any other circumstances or event, or (iv) any combination of (i) through (iii), but only to the extent in each case that such adjustment or determination in respect of Performance-Based Awards would be consistent with the requirements of Section 162(m) to qualify as performance-based compensation. An award that is intended to satisfy the requirements of this Section 5.2 shall be considered a Performance-Based Award.

5.2.6	Expiration of Grant Authority. As required pursuant to Section 162(m), the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options) shall terminate upon the first meeting of the Company’s stockholders that occurs in the fifth year following the year in which the Company’s stockholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders.

5.3	Consideration for Shares or Awards. The purchase price for any award granted under this Plan or the Common Shares to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, services rendered by the recipient of such award, but shall not be issued for less than the minimum lawful consideration. Awards may be payable in cash, stock or other consideration or any combination thereof, as the Administrator shall designate in or (except as required by Section 5.2) by amendment to the award agreement.

5.4	Option/SAR Pricing Limits. The purchase price per share of the Common Shares covered by any option or the base price of any SAR shall be determined by the Administrator at the time of the grant, but shall not be less than 100% of the fair market value of the Common Shares on the date of grant. That is, “premium” option or SAR grants are permitted but so-called “discount” option or SAR grants are not permitted.

5.5	Term Limits. Any option, SAR, warrant or similar right shall expire and any other award shall vest not more than 7 years after the date of grant, except for awards payable upon or after termination of services or after a fixed date if the award vests within (or the first payment occurs within) the 7-year period after the date of grant. An award may be converted or convertible, notwithstanding the foregoing limits, into or payable in, specified securities or another award that otherwise satisfies the requirements of this Plan.

5.6	Transfer Restrictions. Unless otherwise expressly provided in (or pursuant to) this Section 5.6, by applicable law and by the award agreement, as the same may be amended, (i) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (ii) awards shall be exercised only by the holder; and (iii) amounts payable or shares issuable pursuant to an award shall be delivered only to (or for the account of) the holder. Under no circumstances shall any award be transferable for consideration (other than nominal consideration).

5.6.1	Exceptions by Administrator Action. The Administrator by express provision in the award or an amendment thereto may permit an award to be transferred to, exercised by and paid to certain persons or entities related to the participant, including but not limited to members of the participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Administrator, pursuant to such conditions and procedures as the Administrator may establish. Any permitted transfer shall be subject to the condition that the Administrator receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes and would not adversely affect the Company’s ability to use Form S-8 to register under the Securities Act of 1933 the offer and sale of securities under this Plan and on a basis consistent with the incentive purposes of the award and this Plan. Notwithstanding the foregoing, awards intended as ISOs or restricted stock awards for purposes of the Code shall be subject to any and all additional transfer restrictions necessary to preserve their status as ISOs or restricted shares, as the case may be, under the Code.

5.6.2	Exclusions. The exercise and transfer restrictions in this Section 5.6 shall not apply to:

(a)	transfers to the Company (for example, in connection with the expiration or termination of the award),

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	transfers pursuant to a domestic relations order (if approved or ratified by the Administrator), if (in the case of ISOs) permitted by the Code,

(d)	if the participant has suffered a disability, permitted transfers to or exercises on behalf of the holder by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who finance or who otherwise facilitate the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.7	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of Common Shares acquired pursuant to the exercise of an ISO prior to the satisfaction of the holding period requirements of Section 422 of the Code, the Company shall have the right at its option to:

(a)	require the recipient (or his or her heirs, personal representatives or beneficiaries, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Company or any subsidiary may be required to withhold with respect to such transaction; or

(b)	deduct from any amount payable in cash the minimum amount of any taxes which the Company or any subsidiary may be required to withhold with respect to such cash amount.

In any case where a tax is required to be withheld in connection with the delivery of Common Shares under this Plan, the Administrator may require or may permit (either at the time of the award or thereafter) the holder the right to offset, pursuant to such rules and subject to such conditions as the Administrator may establish, the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then fair market value, to satisfy the minimum amount of any taxes which the Company or any subsidiary may be required to withhold with respect to such transaction. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

5.8	Cash Awards. The Administrator shall have the express authority to pay awards in cash under this Plan, whether in lieu of, in addition to or as part of another award.

5.9	Restricted Stock Vesting Limitation. Subject to acceleration pursuant to Section 7 and subject to the Committee’s authority to accelerate vesting pursuant to Section 4.3 (such as in connection with a termination of employment due to death, disability or retirement), a restricted stock award granted pursuant to the Plan shall not initially have an intended vesting schedule that is materially shorter than a schedule of pro-rata vesting over a period of not less than three years; provided that a restricted stock award may initially be granted with only a one-year time-based vesting schedule if the vesting of the award is also subject to the attainment of one or more performance-based conditions.

5.10	Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price of a Common Share as reported on the composite tape for securities listed on the New York Stock Exchange (the “Exchange”) for the date in question or, if no sales of Common Shares were made on the Exchange on that date, the closing price of a Common Share as reported on said composite tape for the next preceding day on which sales of Common Shares were made on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the last closing price of a Common Share as reported on the composite tape for securities listed on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a Common Share as reported on the composite tape for securities listed on the Exchange for the date in question or the most recent trading day. If the Common Shares are no longer listed or are no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Shares shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.11	Dividend Equivalents. The Administrator may grant dividend equivalent rights either as a separate award or in connection with any award granted under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with any option or SAR granted hereunder; and provided, further, that as to any dividend equivalent rights granted in connection with a restricted stock or restricted stock unit award granted under this Plan that is subject to performance-based vesting requirements, no payment shall be made with respect to such dividend equivalent rights unless the related performance-based vesting conditions of such award are satisfied.

6.	Term of Plan.

No award shall be granted under this Plan after the close of business on the day before the tenth anniversary of the Effective Date (as defined in Section 9 below). After that date, this Plan shall continue in effect as to then outstanding awards. Any then outstanding award may be amended thereafter in any manner that would have been permitted earlier, except that no such amendment (other than an adjustment pursuant to Section 7) shall increase the number of shares subject to, comprising or referenced in the award or, with respect to options and SARs, constitute a repricing as contemplated by the last sentence of Section 4.3.

7.	Adjustments; Change in Control.

7.1	Change in Control; Acceleration and Termination of Awards. Unless prior to a Change in Control Event (as defined below) the Administrator determines that, upon its occurrence, benefits under any or all awards will not accelerate or determines that only certain or limited benefits under any or all awards will be accelerated and the extent to which they will be accelerated, and/or establishes a different time in respect of such Change in Control Event for such acceleration, then upon the occurrence of a Change in Control Event

(a)	each option and stock appreciation right will become immediately exercisable,

(b)	restricted stock (whether subject to time- and/or performance-based vesting conditions) will immediately vest free of restrictions,

(c)	each award under Section 5.2 shall become payable to the participant, and

(d)	each stock unit award (whether subject to time- and/or performance-based vesting conditions) shall be fully vested and shall become payable to the participant.

The Administrator may override the limitations on acceleration in this Section 7.1 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. Any acceleration of awards will comply with applicable legal and regulatory requirements (including, without limitation, Section 422 of the Code with respect to ISOs). The Administrator may deem an acceleration to occur prior to the applicable event and reinstate the original terms of an award if the event giving rise to the acceleration does not occur. In the case of an award that constitutes deferred compensation subject to Section 409A of the Code, the award shall be subject to the foregoing accelerated vesting provisions; provided, however, that as to the actual payment of the award, the terms and conditions of the award shall continue to control to the extent that payment of the award in connection with the Change in Control Event would result in the award being subject to any interest, tax or penalty under Section 409A.

If any option or other right to acquire Common Shares under this Plan has been fully accelerated as required by this Plan (or is otherwise fully vested and exercisable) but is not exercised prior to (i) a dissolution of the Company, or (ii) an event described in this Section 7.1 that the Company does not survive, or (iii) the consummation of an event described in Section 7.2 involving a Change in Control Event approved by the Board, such option or right will terminate, subject to any provision that has been expressly made by the Administrator or the Board through a plan of reorganization approved by the Board or otherwise for the survival, substitution, assumption, exchange or other settlement of such option or right.

“Change in Control Event” shall mean the following for purposes of this Plan and shall be deemed to occur if any of the following events occur:

(a)	Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company’s then outstanding voting securities, provided that, no Change in Control Event shall be deemed to occur solely because a corporation (the “seller”) owns 15% or more of the Company’s voting securities if such ownership is only a transitory step in a reorganization whereby the Company purchases the assets of the seller for Company voting securities and the seller liquidates shortly thereafter;

(b)	A change in the Board or its members such that individuals who, as of the later of the Effective Date (as defined below) or the date that is two years prior to such change (the later of such two dates is referred to as the “Measurement Date”), constitute the Company’s Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Company’s Incumbent Board;

(c)

Consummation of a merger or consolidation with any other corporation, other than (A) a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 85% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires 15% or more of the combined voting power of the Company’s then outstanding voting securities; or

(d)	Complete liquidation of the Company or consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the preceding sentence, a Change in Control Event shall not be deemed to have occurred if the “person” described in the preceding sentence is an underwriting syndicate which has acquired the ownership of 15% or more of the combined voting power of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities. If, after any of the events deemed to constitute a Change in Control Event occurs, the transaction approved by the stockholders does not actually transpire, the Change in Control Event will be retroactively deemed not to have occurred.

7.2	Adjustments. Upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Shares; or any exchange of Common Shares or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Shares; then the Administrator shall equitably and proportionately adjust (1) the number and type of Common Shares (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of Common Shares (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Company as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 4.4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.2, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization; any exchange of Common Shares or other securities of the Company; a sale of all or substantially all the business, stock or assets of the Company; a dissolution of the Company; or any other event in which the Company does not survive (or does not survive as a public company in respect of its Common Shares); then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Shares of the Company upon or in respect of such event. The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, stock appreciation rights or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

8.	Amendment and Termination of Plan and Awards.

Except as otherwise provided below, the Board may amend or terminate this Plan at any time and in any manner. No amendment or termination of the Plan or amendment of any outstanding award agreement shall deprive in any material respect the holder, without the consent of the holder, of any of his or her rights or benefits under or with respect to the award. Stockholder approval for an amendment shall not be required unless stockholder approval of the amendment is required as a matter of applicable law or listing agency rule. Adjustments contemplated by Section 7 shall not be deemed to constitute a change or amendment requiring stockholder approval or the consent of award holders. As contemplated by the last sentence of Section 4.3, the Board shall not reprice any option or SAR (other than an adjustment pursuant to Section 7) without stockholder approval of the repricing.

9.	Effective Date; Stockholder Approval.

This Plan shall be effective as of the date of its approval by the Board (the “Effective Date”), subject to the approval of this Plan by the requisite vote of stockholders at the Company’s 2007 annual meeting of stockholders.

10.	Legal Matters.

10.1	Compliance and Choice of Law; Severability. This Plan, the granting and vesting of awards under this Plan and the issuance and delivery of Common Shares and/or the payment of money under this Plan or under awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities and banking laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the state of incorporation of the Company. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

10.2	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Shares, under any other plan or authority.

10.3	No Employment Contract. Nothing contained in this Plan (or in any other documents relating to this Plan or to any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Company or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Company to change such person’s compensation or other benefits or to terminate the employment of such person, with or without cause.

10.4	Construction. This Plan shall be construed and interpreted to comply with Section 409A of the Code.

10.5	Recoupment of Awards. Notwithstanding any other provision herein or in any award agreement, awards granted or paid under this Plan shall be subject to recoupment by the Company pursuant to the Beckman Coulter, Inc. Policy on Recoupment of Compensation.

APPENDIX A

PERFORMANCE-BASED BUSINESS CRITERIA

The business criteria in Section 5.2 of the Plan shall have the meanings set forth below, in each case as reported in the earnings releases of the Company or applicable subsidiary, division, segment, or unit (“earnings releases”).

Accounts/Receivable Months Sales Outstanding means trade accounts receivable (net of reserves) divided by latest historical months Sales.

Debt means all accounts classified as such in the financial statements.

Debt to EBITDA means the ratio of Debt to EBITDA.

EBIT means Net Earnings before interest expense and taxes, which may be adjusted for special charges, if any.

EBITDA means Net Earnings before interest expense, taxes, depreciation and amortization, which may be adjusted for special charges, if any.

EPS means Net Earnings divided by the weighted average number of common shares outstanding. The shares outstanding may be adjusted to include the dilutive effect of stock options, restricted stock and other dilutive financial instruments as required by generally accepted accounting principles.

EVA means operating profit after tax (OPAT) (which is defined as Net Earnings after tax but before tax adjusted interest income and expense and goodwill amortization), less a charge for the use of capital (average total capital as such term is used below under “Return on Capital”). Net Earnings may be adjusted for special charges and acquisition activity costs, if any. The charge for capital is the percentage cost of capital times the average total capital. The cost of capital is the weighted average cost of capital as calculated for the Company.

Expense Reduction means reduction in actual expense or an improvement in the expense to Sales ratio compared to a target or prior year actual expense to Sales ratio, which may be adjusted for special charges, if any.

Free Cash Flow means net cash from operating activities as defined in the statement of cash flows less spending on capital expenditures.

Gross Margin means Revenue minus cost of good sold, divided by Revenue.

Interest Coverage means the ratio of EBITDA to interest expense. Net Earnings may be adjusted for special charges.

Inventory means raw materials, work-in-progress, parts, and finished goods that are considered to be part of the business’ assets.

Inventory Turns means the ratio of total cost of goods sold on a historical basis to average net inventory. This ratio may be adjusted for special charges, if any.

Net Earnings means the difference between total Sales and total costs and expenses, including income taxes.

Operating Income means Sales minus cost of goods sold and operating expenses.

Operating Cash Flow means the net cash provided by operating activities less net cash used by operating activities as shown on the statement of cash flows. The numbers relating to the foregoing may be adjusted for special charges, if any.

Pre-Tax Margin means the ratio of earnings before income taxes to Sales. Earnings may be adjusted for special charges for comparative purposes.

Return on Assets means the ratio of Net Earnings to total average assets including goodwill. Earnings may be adjusted for special charges and goodwill amortization for comparative purposes.

Return on Capital/Return on Invested Capital means (Earnings before interest expense but after taxes) divided by (total assets less cash less current liabilities)

Return on Equity means Net Earnings divided by average total equity. Net Earnings may be adjusted for special charges, if any.

Sales/Revenue means sales, service and rental income from third parties net of discounts, returns and allowances.

Stock Price Appreciation means an increase, or an average annualized increase, in the stock price or market value of the Common Stock of the Company after purchase of, or the date of grant of, an award or above a specified stock price.

Working Capital Improvement means the net change in current assets less current liabilities over the applicable period or the reduction in the current ratio (current assets divided by current liabilities), excluding changes in cash and cash equivalents, and current deferred income taxes.